Exhibit 99.9

             Avocent Board Authorizes Two Million Share Repurchase

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Nov. 1, 2004--Avocent Corporation (NASDAQ: AVCT) today announced that its Board of Directors has approved a stock repurchase program which authorizes the repurchase of up to two million of its common shares. The stock purchases may be made from time-to-time in the open market, in privately negotiated transactions or otherwise, at prices that the Company deems appropriate.
    "The Board's decision to authorize the stock repurchase highlights our optimism for Avocent's continued growth and underscores our strong financial position," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "Our Board of Directors believes we can take advantage of opportunities to purchase our stock at attractive prices while continuing to invest in the future growth of Avocent. We have excellent cash flow, no debt and over $300 million in cash, cash equivalents and investments.
    "We believe the purchase of Avocent's stock represents a solid investment for our shareholders and the opportunity to leverage our cash position to improve our earnings per share. We also remain committed to investing in our operations, research and new product development, as well as continuing to make selective acquisitions to expand into complementary markets and expand our portfolio of products," concluded Mr. Cooper.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the purchase of Avocent shares, the impact on earnings per share, future growth and acquisitions, investment in research, and expansion of markets and products . These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

    CONTACT: Avocent Corporation, Huntsville
             Dusty Pritchett, 256-217-1300